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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Sections 13 or 15(d) of the


                         Securities Exchange Act of 1934



                     Date of Report (Date of earliest event
                            reported): July 11, 2003



                            Phelps Dodge Corporation
             (Exact name of registrant as specified in its charter)

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


            New York                                333-67606                             13-1808503
   -------------------------                -------------------------              ------------------------
(State or other jurisdiction of             (Commission File Number)         (I.R.S. Employer Identification No.)
         incorporation)

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                            One North Central Avenue
                             Phoenix, Arizona 85004
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (602) 366-8100
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

         The Company has recently had discussions with the Staff of the Securities and Exchange Commission regarding the balance sheet classification of certain mining concessions, primarily mining concessions containing proven and probable ore reserves and mineralized material at the Company's South American mines, and whether such assets constitute tangible or intangible assets based upon certain guidance contained in Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Tangible Assets." Historically the Company has classified such assets less the related accumulated depreciation, depletion and amortization, as "Property, plant and equipment, net" on its consolidated balance sheet. The amounts involved are not material to the Company's financial statements.

         Beginning with the Company's Form 10-Q for the quarter ended June 30, 2003, the Company will reclassify its mining concessions as intangible assets. Previously reported historical amounts will be reclassified for comparative purposes. These assets will continue to be amortized over their respective useful lives. If the accounting guidance of SFAS No. 141 had been applied as of December 31, 2002 or March 31, 2003, "Property, plant and equipment, net" would have been reduced by approximately $346 million and $341 million, respectively, while "Intangible assets" would have increased by like amounts. The reclassifications would have had no effect on the Company's net loss or shareholders' equity.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            PHELPS DODGE CORPORATION
                                            (Registrant)



Date:    July 11, 2003          By:   /s/ Ramiro G. Peru
                                     ------------------------------------
                                              Name:  Ramiro G. Peru
                                              Title: Senior Vice President
                                                     and Chief Financial Officer







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